Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2026 Financial Results

- Second Quarter 2026 Net Investment Income per Share of $0.11 (Inclusive of $0.07 per Share of Non-Recurring Merger Expenses); NAV per Share of $6.23 -

- Debt Portfolio Yield of 14.9% -

- Ends Quarter with Committed Backlog of $228 Million -

- Increases Company Stock Repurchase Agreement to Allow Purchases of Up to $20 Million -

Farmington, Connecticut – August 4, 2026 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, today announced its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 and Recent Highlights

●	Successfully completed merger with Monroe Capital Corporation (“MRCC”)
●

Net investment income (“NII”) of $7.4 million, or $0.11 per basic share (inclusive of $0.07 per basic share of non-recurring merger expenses), compared to $11.4 million, or $0.28 per basic share for the prior-year period

●	Total investment portfolio of $676.7 million as of June 30, 2026
●	Net asset value of $417.5 million, or $6.23 per share as of June 30, 2026
●	Annualized portfolio yield on debt investments of 14.9% for the quarter
●	Funded nine loans totaling $72.7 million
●	Experienced liquidity events from four portfolio companies
●	Cash of $135.0 million and credit facility capacity of $329.0 million as of June 30, 2026
●	Held portfolio of warrant and equity positions in 88 companies as of June 30, 2026
●	Undistributed spillover income of $0.33 per share as of June 30, 2026
●	Repurchased 1,365,222 shares of common stock at an average price of $4.54
●

Subsequent to quarter end, declared distributions of $0.06 per share payable in October, November and December 2026, and, in accordance with the Company’s previously announced intent to make additional distributions with its undistributed net investment income, or “spillover” income, special cash distributions of $0.03 per share payable in October, November and December 2026

“We were pleased to grow our debt investment portfolio for the third consecutive quarter, and to deliver NII which, excluding non-recurring merger expenses, covered our regular distributions,” said Mike Balkin, Chief Executive Officer of Horizon. “Unfortunately, we were disappointed to learn during June about some significant negative news for a single portfolio company, including the outlook for its future equity raising plans. This resulted in unrealized losses on our debt and equity investments in this company which contributed significantly to our decrease in net asset value per share at quarter end. Since the completion of the merger in April, we have been relentlessly working to source new, high-quality debt investment opportunities to deploy our capital and grow our portfolio, as evidenced by the increase in our committed backlog of approximately $50 million from our prior quarter-end. With our significantly stronger balance sheet and increasingly robust pipeline, we believe we remain in an excellent position to further grow our portfolio, and ultimately drive long-term value creation for shareholders, while we continue to be a leading financial partner to the innovation economy.”

Second Quarter 2026 Operating Results

Total investment income for the quarter ended June 30, 2026 was $25.0 million, compared to $24.5 million for the quarter ended June 30, 2025, primarily due to higher interest income, including PIK income, on debt investments from a larger debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2026 and 2025 was 14.9% and 15.8%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2026 were $17.4 million, compared to $12.7 million for the quarter ended June 30, 2025. The increase was primarily due to $4.4 million of non-recurring merger expenses and a $0.2 million increase in base management fee, partially offset by a $0.4 million decrease in interest expense.

Net investment income for the quarter ended June 30, 2026 was $7.4 million, or $0.11 per basic share, compared to $11.4 million, or $0.28 per basic share, for the quarter ended June 30, 2025. The decrease in net investment income for the quarter ended June 30, 2026 was primarily due to the $4.4 million, or $0.07 per basic share, of non-recurring merger expenses.

For the quarter ended June 30, 2026, net realized loss on investments was $6.1 million, or $0.09 per basic share, compared to a net realized loss on investments of $9.3 million, or $0.23 per basic share, for the quarter ended June 30, 2025. For the quarter ended June 30, 2025, net realized loss on extinguishment of debt was $0.8 million, or $0.02 per basic share.

For the quarter ended June 30, 2026, net unrealized depreciation on investments was $38.5 million, or $0.59 per share, compared to net unrealized depreciation on investments of $22.2 million, or $0.54 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2026, the Company’s debt portfolio consisted of 43 secured loans with an aggregate fair value of $648.0 million. In addition, the Company’s total warrant, equity and other investments in 97 portfolio companies and the Company’s investment in its joint venture had an aggregate fair value of $28.7 million. Total portfolio investment activity for the three and six months ended June 30, 2026 and 2025 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Beginning portfolio	$695,697	$689,553	$647,244	$697,891

New debt and equity investments	72,762	59,869	192,766	162,308

Less refinanced debt balances	—	(17,500)	(30,000)	(46,250)

Net new debt and equity investments	72,762	42,369	162,766	116,058

Principal payments received on investments	(5,503)	(15,659)	(10,387)	(26,830)

Early pay-offs and principal paydowns	(41,620)	(62,834)	(74,784)	(102,408)

Payment-in-kind interest on investments	1,566	243	2,844	528

Accretion of debt investment fees	2,823	1,909	4,442	3,298

New debt investment fees	(2,720)	(700)	(4,305)	(1,504)

Warrants received in settlement of fee income	—	5	—	10

Proceeds from sale of investments	(1,904)	(783)	(2,008)	(784)

Investment in RoHo Joint Venture	215	—	215	—

Net realized loss on investments	(6,122)	(9,294)	(6,283)	(9,293)

Net unrealized depreciation on investments	(38,533)	(22,156)	(43,133)	(54,313)

Other	50	—	100	—

Ending portfolio	$676,711	$622,653	$676,711	$622,653

Portfolio Asset Quality

Effective June 30, 2026, HRZN changed its internal credit rating scale to adopt the scale used by its affiliate Monroe Capital LLC, and its affiliates. HRZN made this change in order to improve consistency and efficiency in portfolio risk assessment by the affiliated entities, with whom it has made, and it anticipates it will continue to make, co-investments. Accordingly, HRZN’s internal credit rating methodology was changed from a 4-to-1 scale (on which a 4 represented the highest credit quality) to a 1-to-5 scale (on which a 1 represents the highest credit quality).

HRZN’s Advisor (i) rated all debt investments as of June 30, 2026 under the new 1-to-5 scale and (ii) recast the credit ratings of the debt investments for all of the prior periods presented in this release to the new 1-to-5 scale. The ratings and recast ratings in this release are made based on the same proprietary credit assessment process HRZN’s Advisor regularly utilizes on a quarterly basis, as applied to the facts and circumstances existing at the applicable reporting date.

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating, in each case presented under the updated 1-to-5 scale, as of June 30, 2026 and December 31, 2025 (recast):

($ in thousands)	June 30, 2026			December 31, 2025
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
1	—	$—	—%	—	$—	—%
2	32	547,063	84.4%	28	471,116	79.0%
3	2	21,606	3.3%	2	46,887	7.9%
4	4	47,991	7.4%	4	53,503	9.0%
5	5	31,339	4.9%	4	24,519	4.1%
Total	43	$647,999	100.0%	38	$596,025	100.0%

Under the updated 1-to-5 scale, HRZN’s debt investments had a weighted average credit rating of 2.3 as of June 30, 2026. On a recast basis, HRZN’s debt investments had a weighted average credit rating of 2.4 as of December 31, 2025. Weighted average credit ratings previously reported on the 4-to-1 scale (2.9 as of December 31, 2025) are not directly comparable to ratings under the updated scale due to the change in credit rating methodology. A rating of 1 represents a debt investment that is exhibiting the lowest level of risk and the debtor is generally significantly exceeding expectations (typically reserved for debt investments where a full repayment is expected in near term as a result of strong performance). Newly funded debt investments are typically assigned a rating of 2, which represents a debt investment performing as expected with risk factors that are neutral or positive since origination. A rating of 3 represents investments performing below expectations and indicates that the risk has increased somewhat since origination. A rating of 4 or 5 represents a deteriorating credit quality and an increased risk of loss of principal.

As of June 30, 2026, there were five debt investments with an internal credit rating of 5, with an aggregate cost of $58.0 million and an aggregate fair value of $31.3 million and there were four debt investments with an internal credit rating of 4, with an aggregate cost of $57.1 million and an aggregate fair value of $48.0 million. On a recast basis as of December 31, 2025, there were four debt investments with an internal credit rating of 5 (previously reported as a rating of 1 on the prior 4-to-1 scale), with an aggregate cost of $33.8 million and an aggregate fair value of $24.5 million and there were four debt investments with an internal credit rating of 4 (previously reported as a rating of 2 on the prior 4-to-1 scale), with an aggregate cost of $56.8 million and an aggregate fair value of $53.5 million.

Liquidity and Capital Resources

As of June 30, 2026, the Company had $228.6 million in available liquidity, consisting of $135.0 million in cash and money market funds, and $93.6 million in funds available under existing credit facility commitments.

As of June 30, 2026, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of June 30, 2026, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.61%.

Additionally, as of June 30, 2026, there was $90.0 million in outstanding principal balance under the $200 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.21%.

On October 17, 2024, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). As of June 30, 2026, the aggregate outstanding principal balance of the 2031 Convertible Notes was $2.8 million.

On September 4, 2025, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $40.0 million aggregate principal of the Company’s 5.50% convertible notes due 2030 (the “2030 Convertible Notes”). As of June 30, 2026, the aggregate outstanding principal balance of the 2030 Convertible Notes was $16.5 million.

As of June 30, 2026, the Company’s net debt to equity leverage ratio was 65%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 203%.

Liquidity Events

During the quarter ended June 30, 2026, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In June, a portfolio company paid its outstanding principal balance of $5.0 million on its venture loan, plus interest and end-of-term payment.

In June, a portfolio company paid its outstanding principal balance of $4.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In June, HRZN received proceeds totaling $1.3 million from the redemption of warrants and equity it held in a portfolio company.

In June, a portfolio company was acquired and paid its outstanding principal balance of $30.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received proceeds totaling $1.0 million from the redemption of warrants it held in the portfolio company.

Net Asset Value

At June 30, 2026, the Company’s net assets were $417.5 million, or $6.23 per share, compared to $283.8 million, or $6.75 per share, as of June 30, 2025, and $318.5 million, or $6.98 per share, as of December 31, 2025.

For the quarter ended June 30, 2026, net decrease in net assets resulting from operations was $37.3 million, or ($0.57) per basic share, compared to a net decrease in net assets resulting from operations of $20.8 million, or ($0.50) per basic share, for the quarter ended June 30, 2025.

Stock Repurchase Program

On May 1, 2026, the Company’s board of directors extended through June 30, 2027, the Company’s stock repurchase program which currently allows the Company to repurchase up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent consolidated financial statements, provided such purchases, in the aggregate, do not exceed two percent (2%) of the shares outstanding at the time of purchase and such shares are purchased only when such shares are trading below 90% of the Company's most recently disclosed net asset value per share.

During the quarter ended June 30, 2026, the Company repurchased 1,365,222 shares of its common stock at an average price of $4.54 on the open market at a total cost of $6.2 million. From the inception of the stock repurchase program through June 30, 2026, the Company has repurchased 1,532,687 shares of its common stock at an average price of $5.27 on the open market at a total cost of $8.1 million.

On August 3, 2026, the Company’s board of directors approved an increase in the amount of common stock that may be repurchased under the stock repurchase program to allow the Company to repurchase up to a total of $20 million of common stock.

Recent Developments

On July 1, 2026, the Company funded a $0.6 million debt investment to an existing portfolio company, Glass Routes LLC.

On July 8, 2026, the Company funded a $5.0 million debt investment to an existing portfolio company, Onkos Surgical, Inc.

On July 15, 2026, the Company funded a $2.5 million debt investment to an existing portfolio company, Ossio, Inc.

On July 15, 2026, the Company funded a $23.3 million debt investment to a new portfolio company, StarCompliance Midco, LLC.

On July 17, 2026, the Company amended its Nuveen Facility to extend the date through which the Company may request advances under the Nuveen Facility to August 21, 2026 and to decrease the commitment by $50.0 million in connection with secured notes previously issued by its wholly-owned subsidiary.

On July 24, 2026, the Company funded a $6.8 million debt investment to an existing portfolio company, Avive Solutions, Inc.

On July 29, 2026, the Company amended the NYL Facility to, among other things, to (i) add a second class of notes and (ii) extend the legal final maturity date to June 2034. The total commitment amount of $250.0 million for the secured notes remains the same under the NYL Facility.

On July 31, 2026, the Company funded a $0.1 million debt investment to an existing portfolio company Volt Bidco, Inc.

On August 3, 2026, Mirantis, Inc. prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment and prepayment penalty.

On August 3, 2026, the Company sold its debt investment in Havenly, Inc. (“Havenly”) and received proceeds in an amount equal to the outstanding principal balance of $11.8 million of the debt investment, plus accrued interest and $1.2 million of the end-of-term payment. The Company continues to hold warrants in Havenly.

On August 3, 2026, the Company’s board of directors approved an increase in the amount of common stock that may be repurchased under the stock repurchase program to allow the Company to repurchase up to a total of $20 million of common stock.

On August 3, 2026, the Company funded a $0.7 million debt investment to an existing portfolio company, Glass Routes LLC.

Monthly Distributions Declared in Third Quarter 2026

On July 30, 2026, the Company’s Board declared regular monthly cash distributions of $0.06 per share payable in each of October, November and December 2026, and, in accordance with the Company’s previously announced intent to make additional distributions with its undistributed net investment income, or “spillover” income, special monthly cash distributions of $0.03 per share payable in each of October, November and December 2026. The following tables show these monthly and special distributions, which total $0.27 per share:

Regular Monthly Distributions Payable in Fourth Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2026	September 16, 2026	October 15, 2026	$0.06
October 16, 2026	October 16, 2026	November 16, 2026	$0.06
November 17, 2026	November 17, 2026	December 15, 2026	$0.06
		Total:	$0.18

Special Monthly Distributions Payable in Fourth Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2026	September 16, 2026	October 15, 2026	$0.03
October 16, 2026	October 16, 2026	November 16, 2026	$0.03
November 17, 2026	November 17, 2026	December 15, 2026	$0.03
		Total:	$0.09

After paying distributions of $0.18 per share, earning net investment income of $0.11 per share for the quarter and the additional shares issued in connection with the Merger, the Company’s undistributed spillover income as of June 30, 2026 was $0.33 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 5, 2026 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13759344. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $687,310 and $616,236, respectively)	$651,288	$584,100
Non-controlled affiliate investments at fair value (cost of $90,342 and $89,033, respectively)	25,208	63,144
Controlled affiliate investments at fair value (cost of $215 and $0, respectively)	215	—
Total investments at fair value (cost of $777,867 and $705,269, respectively)	676,711	647,244
Cash	74,996	105,519
Investments in money market funds	57,340	34,711
Restricted investments in money market funds	2,675	2,463
Interest receivable	12,543	12,086
Other assets	7,783	9,081
Total assets	$832,048	$811,104

Liabilities
Borrowings	$402,443	$473,027
Distributions payable	6,028	15,053
Base management fee payable	1,012	975
Other accrued expenses	5,065	3,547
Total liabilities	414,548	492,602

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 68,511,552 and 45,781,280 shares issued and 66,978,865 and 45,613,815 shares outstanding as of June 30, 2026 and December 31, 2025, respectively	73	51
Paid-in capital in excess of par	710,266	559,355
Distributable loss	(292,839)	(240,904)
Total net assets	417,500	318,502
Total liabilities and net assets	$832,048	$811,104
Net asset value per common share	$6.23	$6.98

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Investment income
From non-affiliate investments:
Interest income	$22,467	$22,345	$43,539	$45,784
Payment-in-kind (“PIK”) interest income	1,126	243	1,563	319
Prepayment fee income	943	1,712	1,918	2,499
Fee income	198	200	220	475
From non-controlled affiliate investments:
PIK interest income	440	—	1,281	—
Interest (reversal) income	(129)	—	603	—
From controlled affiliate investments:
PIK interest income	—	—	—	208
Interest income (reversal)	—	20	—	(249)
Total investment income	25,045	24,520	49,124	49,036
Expenses
Interest expense	7,796	8,201	15,975	16,882
Base management fee	3,147	2,959	6,267	6,139
Performance based incentive fee	—	—	1,765	—
Administrative fee	426	420	1,066	826
Professional fees	999	505	1,757	1,230
General and administrative	578	613	957	1,040
Merger expenses	4,441	—	4,441	—
Total expenses	17,387	12,698	32,228	26,117
Net investment income before excise tax	7,658	11,822	16,896	22,919
Provision for excise tax	265	373	532	750
Net investment income	7,393	11,449	16,364	22,169
Net realized and unrealized loss
Net realized loss on non-affiliate investments	(6,122)	(9,294)	(6,283)	(9,293)
Net realized loss on investments	(6,122)	(9,294)	(6,283)	(9,293)
Net realized loss on extinguishment of debt	—	(776)	(1,432)	(776)
Net realized loss	(6,122)	(10,070)	(7,715)	(10,069)
Net unrealized appreciation (depreciation) on non-affiliate investments	862	(14,887)	(3,888)	(26,925)
Net unrealized depreciation on non-controlled affiliate investments	(39,395)	(1,600)	(39,245)	(1,602)
Net unrealized depreciation on controlled affiliate investments	—	(5,669)	—	(25,786)
Net unrealized depreciation on investments	(38,533)	(22,156)	(43,133)	(54,313)
Net realized and unrealized loss	(44,655)	(32,226)	(50,848)	(64,382)
Net decrease in net assets resulting from operations	$(37,262)	$(20,777)	$(34,484)	$(42,213)
Net decrease in net assets resulting from operations per common share - basic	$(0.57)	$(0.50)	$(0.61)	$(1.04)
Net decrease in net assets resulting from operations per common share - diluted	$(0.57)	$(0.50)	$(0.61)	$(1.04)
Weighted average shares outstanding - basic	64,974,577	41,221,283	56,194,386	40,725,094
Weighted average shares outstanding - diluted	64,974,577	41,221,283	56,194,386	40,725,094
Distributions declared per share	$0.27	$0.33	$0.45	$0.66